EXHIBIT 99.1

REPORT OF THE INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF GAUSS INTEPRISE AG

We have audited the accompanying consolidated balance sheets of Gauss Interprise AG as of September 30, 2003 and December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the nine month period ended September 30, 2003 and the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gauss Interprise AG as of September 30, 2003 and December 31, 2002, and the consolidated results of its operations and its cash flows for the nine month period ended September 30, 2003 and year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

/s/ Nendza	/s/ Schneider
Wirtschaftsprüfer	Wirtschaftsprüfer

Hamburg, Germany

December 19, 2003

GAUSS INTERPRISE AG AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of September 30 2003 EUR	As of December 31 2002 EUR
ASSETS
CURRENT ASSETS
Cash	704	4,012
Short term investments	—	1,000
Accounts receivable, net of allowances for doubtful accounts of EUR 415 and EUR 90, respectively	2,194	3,868
Deferred tax asset	—	16
Other current assets	662	1,180

Total current assets	3,560	10,076

PROPERTY AND EQUIPMENT, net	1,341	3,355
ACQUIRED INTANGIBLE ASSETS, net	3,961	5,402
GOODWILL	3,622	6,116
OTHER NONCURRENT ASSETS	59	58

Total assets	12,543	25,007

LIABILITIES
CURRENT LIABILITIES
Short term debt and current maturities of long-term debt	—	251
Loans from related parties (including accrued interest)	1,015	830
Current portion of capital lease obligations	40	100
Convertible debt	4,000	4,000
Accounts payable	690	1,448
Accrued liabilities and other current liabilities	3,031	3,052
Deferred revenue	4,904	4,925

Total current liabilities	13,680	14,606

CAPITAL LEASES, net of current portion	—	23

COMMITMENTS AND CONTINGENCIES (Note 9)

Minority Interest	685	920

SHAREHOLDERS’ EQUITY (NET CAPITAL DEFICIENCY)
Common stock, stated value EUR 1 - authorized: 15,308,184 shares; outstanding: 7,654,092 shares in 2003 and 38,270,460 shares in 2002.	7,654	38,270
Additional paid-in capital	—	144,146
Accumulated deficit	(12,185)	(175,470)
Gains from the sale of shares in subsidiaries	1,875	1,875
Accumulated other comprehensive income	834	637

Total shareholders’ equity (net capital deficiency)	(1,822)	9,458

Total liabilities and shareholders’ equity (net capital deficiency)	12,543	25,007

The accompanying notes are an integral part of these financial statements.

GAUSS INTERPRISE AG AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Nine-Month- Period Ended September 30, 2003	For the Year Ended December 31, 2002
	EUR	EUR
REVENUES:
Licences	4,067	10,402
Services	9,554	17,041
Hardware	845	1,970

Total revenues	14,466	29,413

COSTS OF REVENUES	4,735	9,178

GROSS MARGIN	9,731	20,235

OPERATING EXPENSES
Research and development	3,709	6,251
Sales and marketing	8,185	13,373
General and administrative	5,328	6,322
Amortization of acquired intangible assets	1,531	2,612
Impairment of goodwill	2,494	—

Total operating expenses	21,247	28,558

LOSS FROM OPERATIONS	(11,516)	(8,323)

OTHER INCOME (EXPENSE):
Interest income	84	43
Interest expense	(325)	(200)
Other income (expense), net	72	(182)

Total other income (expense)	(169)	(339)

LOSS BEFORE EXPENSE FOR INCOME TAXES	(11,685)	(8,662)

Income tax benefit (expense)	(27)	19

Minority Interest	235	5
Net loss before cumulative effect of change in accounting principle	(11,477)	(8,638)

Cumulative effect of change in accounting principle	—	(6,116)

NET LOSS	(11,477)	(14,754)

	EUR	EUR
BASIC AND DILUTED NET LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	-1.50	-1.22 *
BASIC AND DILUTED NET LOSS PER SHARE FROM CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	0.00	-0.86 *

BASIC AND DILUTED NET LOSS PER SHARE	-1.50	-2.08 *

SHARES USED IN PER SHARE CALCULATIONS (BASIC AND DILUTED)	7,654,092	7,087,708

*	adjusted for reverse stock split - see Note 1

The accompanying notes are an integral part of these financial statements.

GAUSS INTERPRISE AG AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands EUR)

	For the Nine-Month- Period Ended September 30, 2003	For the Year Ended December 31, 2002
	EUR	EUR
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	(11,477)	(14,754)
Adjustments to reconcile net loss to cash used in operating activities:
Cumulative effect of change in accounting principle	—	6,116
Impairment of goodwill	2,494	—
Impairment on tangible and intangible assets	1,171	540
Depreciation and amortization	2,380	4,485
Net loss on sale of assets	32	149
Minority Interest	(235)	(5)
Change in:
Accounts receivable	1,664	2,952
Inventories	—	763
Accounts payable	(768)	(1,437)
Accrued expenses and other current liabilities	234	(993)
Deferred revenue	(24)	(2,385)
Other	767	75

Net cash used in operating activities	(3,762)	(4,494)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, net of capital leases	(121)	(476)
Purchases of intangible assets	(120)	—
Short term investment	954	(1,000)
Cash received from the sale of shares in Gauss Interprise Inc.	—	2,800
Proceeds from sale of property and equipment	31	239

Net cash provided by investing activities	744	1,563

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible bonds	—	5,687
Proceeds and repayments from Bank Loans	(251)	(1,219)
Capital lease payments	(83)	(108)
Repayment of shareholder loan	(830)	(375)
Proceeds from loans from shareholders	750	830

Net cash provided by financing activities	(414)	4,815

Effect of change in exchange rates on cash	124	149

Net change in cash and cash equivalents	(3,308)	2,033
Cash and cash equivalents, beginning of year	4,012	1,979

Cash and cash equivalents, end of year	704	4,012

The accompanying notes are an integral part of these financial statements.

GAUSS INTERPRISE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (NET CAPITAL DEFICIENCY) FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2003 AND YEAR ENDED DECEMBER 31, 2002

(in TEUR, except share amounts)

	Common Stock		Additional Paid-in capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Sale of Shares in Subsidiaries	Total Shareholders’ Equity (Net Capital Deficiency)	Comprehensive Income (Loss)
	Shares	Stated Value
Balance, January 01, 2002	35,994,460	35,994	144,123	(160,716)	589	—	19,990	(38,891)

Net loss				(14,754)			(14,754)	(14,754)
Foreign currency translation adjustments					48		48	48
Issuance of common stock on conversion of convertible bonds	2,276,000	2,276	23				2,299
Gain on Sale of shares in subsidiary						1,875	1,875

Balance, December 31, 2002	38,270,460	38,270	144,146	(175,470)	637	1,875	9,458	(14,706)

Net loss				(11,477)			(11,477)	(11,477)
Foreign currency translation adjustments					197		197	197
Simplified reduction of share capital	(30,616,368)	(30,616)	30,616				—	—
Use of capital reserves			(174,762)	174,762			—

Balance, September 30, 2003	7,654,092	7,654	—	(12,185)	834	1,875	(1,822)	(11,280)

Notes to the Consolidated Financial Statements

1.	Organization and operations of the Gauss Group

Gauss Interprise AG (the “Company” or “Gauss”) includes the following entities, Gauss Interprise Inc., USA, Gauss Interprise (UK) Ltd., Gauss Interprise B.V., the Netherlands as well as the inactive companies Gauss Interprise AG, Switzerland, Gauss Interprise AB, Sweden, Gauss Interprise S.L., Spain and Gauss Interprise Consulting Inc., USA. Gauss Interprise AG is the parent Company. The Company develops, markets, licenses and supports Enterprise Content Management (ECM) solutions for companies with complex business processes. The Company’s VIP Enterprise product family (Versatile Internet Platform) includes products for managing and distributing data, for locating data, and for integrating Internet content with business processes.

Gauss Interprise AG was founded in 1983 in Norderstedt, Germany, as Gauss Gesellschaft für Analyse und softwaregestützte Systeme mbH. In 1984, Gauss AG was registered in Hamburg. In October 1997, Gauss AG converted to a German stock corporation (Aktiengesellschaft or AG) and was renamed Gauss Software AG.

On February 5, 2003, the extraordinary shareholder meeting of Gauss AG approved the reduction of the share capital of the Company from EUR 38,270,460 – which corresponds to 38,270,460 bearer shares – to EUR 7,654,092. This was accomplished through the conversion of five previous old shares to one new common bearer share (see Note 11). The new Gauss AG shares were traded for the first time on June 9, 2003. The Company has retroactively adjusted the historical financial statements to reflect this change.

On September 18, 2003 Gauss Interprise AG applied to change its listing on the German Stock Exchange from the Prime Standard to the General Standard. The change was effective December 18, 2003.

The Company is subject to a number of risks, including, but not limited to the following:

•	The Company is subject to different economic influences and rapid changes in individual markets. Low capital investment by business customers may limit expansion of the Company, particularly in Europe. The market for ECM-software is characterized by high degree of competition and rapid technological changes. Increasing competition pressure could endanger the Company’s market position and lead to decreased revenues and gross margins related to price erosion.

•	In spite of professional processes and quality controls, the development of new products and the enhancement of the Company’s existing software are subject to uncertainty that may result in delays in the product release or software defects. This could result in reduced revenues and claims for indemnification.

•	Software, rights and other intellectual rights of Gauss Interprise AG and Gauss Interprise Inc. are protected through copyright and trademarks. However, the Company’s software products may be copied or existing rights may be abused.

These financial statements have been prepared on the basis of accounting principles applicable to a “going concern”, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has incurred significant operating losses over the past three fiscal years and has a substantial working capital deficiency. The Company’s continued existence is dependent upon continued financial support from Open Text, (see note 18 – Tender Offer and subsequent events).

2.	Summary of significant accounting policies

A.	Basis of consolidated financial statements

The accompanying consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP), reflect the consolidated results of Gauss AG and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Gauss maintains its accounting in accordance with the German Commercial Code. The US GAAP financial statements are prepared by making the necessary adjustments to the Gauss’s German accounts.

B.	Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain balances that are particularly subject to changes in estimates include the carrying values of goodwill and acquired intangible assets.

C.	Foreign currency translation

The functional currency of the Company’s subsidiaries outside of Germany is the related local currency. Consequently, assets and liabilities of operations outside of Germany are converted into EUR on the basis of the exchange rates as of the balance sheet date. Revenues and expenses are converted on the basis of the average exchange rate for the period. Cumulative translation gains and losses are reported as a separate item of shareholders’ equity (cumulative translation adjustment). Foreign currency transactions are recorded at rates on the transaction date with resulting transaction gains or losses reported in the consolidated statements of operations when incurred.

D.	Statement of cash flows

The cash flow used in operating activities for the nine-month period ended September 30, 2003 amounted to EUR 3.7 million. The Company has incurred net losses and negative cash flow for the last three years. By the end of the period the Company received shareholder loans amounting to KEUR 750. Interest payments in the nine-month period ended September 30, 2003 were KEUR 67 and in the year ended December 31, 2002 were KEUR 157. Payments for income taxes were KEUR 25 in the nine-month period ended September 30, 2003 and KEUR 32 in the year ended December 31, 2002.

E.	Fair value of financial instruments

The Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and debt, are carried at amounts which approximate their fair value. Marketable securities are carried at their fair value, based on quoted market prices.

F.	Concentration of credit risk and significant customers

The financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. To mitigate the risk, the Company performs ongoing credit evaluations of its customers’ financial condition. The risk with respect to trade receivables is further mitigated by the Company’s diversified customer base. Customers in the US account for approximately 38% of accounts receivable and customers in Europe for 62% at September 30, 2003. As of December 31, 2002, customers in the US account for approximately 34% of accounts receivable and customers in Europe for approximately 66%.

During the nine-month period ended September 30, 2003 and the year ended December 31, 2002, no single customer accounted for more than 10% of consolidated revenues. As of September 30, 2003 and December 31, 2002, no single customer accounted for more than 10% of accounts receivable.

The Company does not have a policy of requiring collateral or other security to support the financial instruments subject to credit risk.

G.	Property and equipment

Property and equipment are stated at acquisition and production costs less accumulated depreciation. Capital leases are recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is usually three years. Capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or their estimated useful lives.

H.	Impairment or disposal of long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the Company reviews long-lived assets held and used by the Company for impairment whenever events or changes in circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Measurement of impairment charges for long-lived assets to be held and used are based on the excess of the carrying amount of those assets over the fair value. The fair value of the assets then becomes the asset’s new carrying value, which is depreciated over the remaining estimated useful lives of the assets. Long-lived assets that are to be disposed of other than by sale are considered are held and used until the long-lived asset is disposed (i.e., when it ceases to be used for abandonments). Long-lived assets are classified as held for sale when the criteria in SFAS No. 144 criteria are met. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Company evaluates its long-lived assets for impairment in accordance with SFAS No. 144. During the nine month period ended September 30, 2003, the Company recorded an impairment charge for leasehold improvements of KEUR 947 and other equipment of KEUR 224 for buildings vacated during the period. The impairment charges were necessary, since the Company abandoned leasehold improvements in the course of terminating certain lease contracts. Additionally, due to the reduced number of employees, equipment is no longer in use and therefore was considered impaired. In the year ended December 31, 2002, the Company recorded an impairment charge of KEUR 370 for a tradeshow booth and KEUR 170 for office equipment and fixtures. Additionally, an impairment charge related to technology licenses acquired in the amount of KEUR 875 was recorded, when the Company determined there would be no positive future cash flows. The related expenses were recorded as general and administrative expenses in the statement of operations.

I.	Goodwill and other intangible assets

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company has applied the new accounting standards according to the transition rules for the year 2002. The transition to the accounting standards SFAS No. 141 requires examination of intangible assets identified in the context of the various acquisitions. Under the new rules, an assembled workforce is subsumed into goodwill and no longer considered to be a separate intangible asset. A value of KEUR 660 for the assembled workforce of Gauss Interprise Inc., Irvine, USA, was accordingly subsumed into goodwill as of January 1, 2002. SFAS No. 141 also provides guidance on identification of other intangible assets and as such customer relationships, which had been previously included in goodwill were reported separately as identifiable intangible assets as of January 1, 2002. The customer list intangible assets are being amortized over 5 years on a straight-line basis.

In accordance with the transition rules of SFAS No. 142, the Company stopped amortization of goodwill effective January 1, 2002. The Company performs an impairment test on goodwill on an annual basis or earlier if a triggering event occurs. If there is an impairment, goodwill is written down to the lower fair value determined in the course of the impairment test. The Company performs its annual impairment test on the balance sheet date of the financial year (December 31).

An impairment test must be carried out for the first time as of the date of the adoption of SFAS No. 142. If necessary, write-downs required after this initial impairment test are to be shown as a “cumulative effect from the application of new accounting principles”. The impairment test is performed in two steps. In the first step, a fair value must be ascertained for the respective reporting unit. If this fair value exceeds the book value of the net assets of the reporting unit, the need for a write-down of the goodwill does not arise. If the fair value is below the book value of the reporting unit, the fair value of all reported assets and liabilities as well as any identifiable intangible assets excluding goodwill must be calculated as on the balance sheet date. The “implied fair value of goodwill” is calculated from the difference of these values and the fair value of the entire reporting unit. If the implied fair value of goodwill is below the reported value of the goodwill, a write down to remaining fair value must be carried out.

In the context of the adoption of the new standards SFAS No. 142, the Company determined that it consists of two reporting units, TAMS (The Americas) and EMEA (Europe, Middle East and Africa). Each reporting unit is represented by a COO and reports directly to the Chief Executive Officer of the Company. The reporting unit TAMS consists of Gauss Interprise Inc., USA, exclusively. The reporting unit EMEA comprises Gauss Interprise AG and all European subsidiaries.

As of January 1, 2002, goodwill, including assembled workforce amounted to approximately EUR 12.2 million. In the context of the adoption of SFAS No. 142, the Company allocated 50% of the goodwill to the two reporting units TAMS and EMEA. No other assets or liabilities related to the US entity were assigned to EMEA. Management believed that both reporting units would benefit from the acquisition of the US entity similarly based upon projections of revenue from acquired products.

The Company accounted for the mandatory ‘Transition Impairment Test’ as of January 1, 2002, for the initial adoption of SFAS 142 as follows:

The fair value of the reporting unit TAMS was calculated on the basis of an external valuation appraisal carried out in May 2002. The valuation determined the fair value of the reporting unit exceeded the book value and no impairment charge was recorded.

The fair value of the reporting unit EMEA was calculated based on the stock price of the Company. The fair value of this reporting was below the book value of the net assets. The calculation of the fair values of the individual assets and liabilities of the EMEA reporting unit in the second step did not result in an implied fair value for goodwill. Accordingly, the entire goodwill of the EMEA reporting unit amounting to approximately EUR 6.1 million was written down as of January 1, 2002.

As of December 31, 2002, the Company performed the annual impairment test on the remaining goodwill of TAMS. Since the fair value of TAMS was greater than the carrying value, the Company did not record any additional impairment charge.

Due to lower sales and profits than expected in 2003 for the reporting unit TAMS, the management of the Company determined that an impairment test on TAMS’ goodwill was required as of June 30, 2003. The fair value of TAMS’ goodwill was calculated to be EUR 3.6 million and an impairment charge of EUR 2.5 million was recorded and the book value was reduced accordingly.

J.	Software development costs

Capitalization of software development costs begins when technological feasibility of the product is achieved. This is defined by the Company as the development of a working model or the development of a beta version of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in technology. Such costs are reported at the lower of unamortized costs or net realizable value. To date, internal software development costs that were eligible for capitalization have not been significant. Thus, the Company has charged all software development costs to research and development expense as incurred.

Total research and development expenses were KEUR 3,709 in the nine-month period ended September 30, 2003 and KEUR 6,251 for the year ended December 31, 2002.

K.	Stock-based compensation

In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, “Accounting for Stock-Based Compensation”. This standard permits the use of either a fair value-based method or the intrinsic value method defined in APB No. 25, “Accounting for Stock Issued to Employees”, to account for stock-based compensation arrangements. Companies that choose to employ the method prescribed by APB No. 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value-based method.

The Company applies APB Opinion No. 25 to account for the stock option plans. If compensation costs for the plan had been calculated in accordance with the fair value method prescribed by SFAS No. 123, the impact on the Company’s net loss and net loss per share would have been as follows (in KEUR, except per share amounts):

	Nine month period ended September 30, 2003	Year ended December 31, 2002
Net loss: As reported	(11,477)	(14.754)
FAS 123 compensation expense	(1,164)	(1,953)

Net loss: Pro forma	(12,641)	(16,707)

Basic and diluted earnings per share
As reported	(1.50)	(2,08)
Pro forma	(1.65)	(2,36)

L.	Revenue recognition

The Company enters into arrangements for the sale of 1) licenses of software products and related maintenance contracts; 2) bundled license, related maintenance contracts and services.

For each arrangement, the Company determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

Arrangements consisting of license and maintenance only: For those contracts that consist solely of license and maintenance, the Company recognizes license revenues based upon the residual method after all elements other than maintenance have been delivered as prescribed by Statement of Position 98-9 “Modification of SOP No. 97-2 with Respect to Certain Transactions”. The Company recognizes maintenance revenues over the term of the maintenance contract as vendor specific objective evidence of fair value for maintenance exists.

Arrangements consisting of license, maintenance and other services: Services can consist of maintenance, training and/or consulting services. Consulting services include implementation and or customization of the software for the customers’ specific application.

In all cases, the Company assesses whether the service element of the arrangement is essential to the functionality of the other elements of the arrangement. In making this determination the Company considers the following: (1) whether the software is off the shelf software, (2) whether the services include significant alterations to the features and functionality of the software and (3) whether the services involve the building of interfaces to the customer’s existing applications or customization of the software for specific applications. As a result, judgment is required in the determination of whether such services constitute “complex” interfaces. In making this determination, the Company considers the following: (1) the relative fair value of the services compared to the software, (2) the amount of time and effort subsequent to delivery of the software until the interfaces or other modifications are completed, (3) the degree of technical difficulty in building of the interfaces and uniqueness of the application, (4) the degree of involvement of customer personnel, and (5) any contractual cancellation, acceptance, or termination provisions for failure to complete the interfaces. The Company also considers the likelihood of refunds, forfeitures and concessions when determining the significance of such services.

In those instances where the Company determines that the service elements are essential to the other elements of the arrangement, the Company accounts for the entire arrangement using contract accounting.

For those arrangements accounted for using contract accounting that do not include contractual milestones or other acceptance criteria, the Company utilizes the percentage of completion method based upon measures of hours. For those contracts that include contract milestones or acceptance criteria, the Company recognizes revenue as such milestones are achieved or as such acceptance occurs.

In some instances the acceptance criteria in the contract requires acceptance after all services are complete and all other elements have been delivered. In these instances, the Company recognizes revenue based upon the completed contract method after such acceptance has occurred.

For the vast majority of arrangements, the Company concluded that the service element is not essential to the other elements of the arrangement. The Company determines whether the services are available from other vendors, do not involve a significant degree of risk or unique acceptance criteria, and whether the Company has sufficient experience in providing the service to be able to separately account for the service. When the service qualifies for separate accounting, the Company uses vendor specific objective evidence of fair value for the services and the maintenance to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element.

Vendor specific objective evidence of fair value of services is based upon hourly rates. As previously noted, the Company enters into contracts for services alone and such contracts are based upon time and material basis. Such hourly rates are used to assess the vendor specific objective evidence of fair value in multiple element arrangements.

In accordance with paragraph 10 of Statement of Position 97-2, “Software Revenue Recognition,” vendor specific objective evidence of fair value of maintenance is determined by reference to the price the customer will be required to pay when it is sold separately (that is the renewal rate). Each license agreement offers maintenance renewal periods at a stated price. Maintenance contracts in the US are typically one year in duration. In EMEA, maintenance contracts typically have an indeterminate period.

Customer billing occurs in accordance with the contract terms. Customer advances and amounts billed to customer in excess of revenue recognized are recorded as deferred revenues. Amounts recognized as revenue in advance of billing are recorded as unbilled receivables.

M.	Advertising costs

Advertising costs are expensed as incurred and amounted to KEUR 543 for the nine-month period ended September 30, 2003 and KEUR 1,737 for the year ended December 31, 2002.

N.	Comprehensive income (loss)

Comprehensive income (loss) is the total of net income (loss) plus all other non-owner changes in shareholders’ equity. For all periods presented the only component of other comprehensive income (loss) was the cumulative foreign currency translation adjustment.

O.	Earnings per share

The basic net loss per common share is presented in conformity with SFAS No. 128 “Earnings per Share” for all periods presented. The basic net loss per share is computed taking into account the weighted-average number of vested shares of common stock outstanding. The diluted net loss per share is calculated taking into account the weighted-average number of vested shares of common stock outstanding and, when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted basis.

All potential common shares have been excluded from the computation of diluted net loss per share for nine months ended September 30, 2003 and the year ended December 31, 2002 because the effect would be antidilutive. The total number of shares excluded from the calculations of diluted net loss per share amounted to 447,742 as of September 30, 2003 and to 391,698 as of December 31, 2002.

P.	Recent accounting pronouncements

SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure was issued on December 31, 2002. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement 123’s fair value method of accounting for stock-based employee compensation. Statement 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting. Statement 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002, with earlier application permitted. The adoption of SFAS No. 148 did not have any impact on the Company’s financial position or results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a final consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables.” The scope provisions of EITF 00-21 were slightly modified in May 2003. EITF 00-21 addresses certain aspects of the accounting for revenue arrangements with multiple deliverables by a vendor. EITF 00-21 outlines an approach to determine when a revenue arrangement that contains multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. The Company is required and plans to adopt the provisions of EITF 00-21, effective June 15, 2003. To accomplish this, the Company must identify and determine the fair value of the component deliverables. The Company does not expect the adoption of EITF 00-21 to have a material impact on its results of operations, financial position and cash flows.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51,” which clarifies the application of the consolidation rules to certain variable interest entities. FIN 46 established a new multi-step model for the consolidation of variable interest entities when a Company has a controlling financial interest based either on voting interests or variable interests. Consolidation based on variable interests is required by the primary beneficiary if the equity investors lack essential characteristics of a controlling financial interest or if the equity investment at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 also provides disclosure requirements related to significant investments in variable interest entities, whether or not those entities are consolidated. On October 9, 2003, the FASB issued FASB Staff Position FIN 46-6 (“FSP FIN 46-6”), “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46-6 defers the effective date for applying the provisions of FIN 46 for interests held by public entities in variable interest entities or potential variable interest entities created before February 1, 2003. Therefore, for all potential variable interest entities created prior to February 1, 2003, the Company will adopt FIN 46 as of December 31, 2003. The Company is required to apply FIN 46 immediately for variable interest entities created subsequent to January 31, 2003, however, there were no significant variable interest entities created after this date that were required to be consolidated by the Company. The Company does not expect the adoption of FIN 46 to have a material impact on its results of operations, financial position and cash flows.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). This Statement codifies certain decisions made by the FASB as part of the Derivatives Implementation Group process by amending and clarifying the scope and implementation guidance of FASB Statement No. 133, for similar accounting treatment of contracts with comparable characteristics. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the results of operations, financial position and cash flows.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity, including certain obligations that can or must be settled by issuance of a Company’s own equity shares. SFAS No. 150 requires that certain financial instruments which previously were classified as equity, be classified as liabilities or assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material impact on the results of operations, financial position and cash flows.

3.	Property and equipment

Property and equipment consists of the following (in KEUR):

	September 30 2003	December 31 2002
Property and equipment, beginning of period	8,873	9,366
Additions	121	464
Disposals	(216)	(414)
Foreign currency exchange rate changes	(340)	(543)

Property and equipment, end of period	8,438	8,873

Accumulated depreciation, beginning of period	5,518	3,567
Provisions	2,021	2,291
Disposals	(184)	(33)
Foreign currency exchange rate changes	(258)	(307)

Accumulated depreciation, end of period	7,097	5,518

Property and equipment, net	1,341	3,355

Equipment under capital leases included in property and equipment as at September 30, 2003 amounted to KEUR 222 (KEUR 227 at December 31, 2002). Accumulated amortization of leased equipment was KEUR 150 (KEUR 63 in 2002).

As of September 30, 2003, the future minimum lease payments under capital leases and their present value were (in KEUR):

October 1 – December 31, 2003	12
2004	28

Present value of the minimum lease payments	40

4.	Other current assets

The other current assets consist of the following (in KEUR):

	September 30, 2003	December 31, 2002
Prepaid expenses	491	716
Other current assets due from third parties	171	464

	662	1,180

5.	Short-term investments

Gauss’ short-term investments of KEUR 1,000 at December 31, 2002 consisted of marketable debt securities or marketable fund certificates of open-ended real estate funds that it held available to sell at its discretion to cover any cash requirement. In accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” Gauss had categorised these marketable securities as “available-for-sale”.

Consequently, they were carried on the balance sheet at their fair market value. Unrealised holding gains or losses were not material at December 31, 2002. The Company evaluated its short-term investments for other than temporary impairment on a security by security basis and would have realised impairment losses to the extent the fair value is below original cost if the decline is deemed to be other than temporary. The company had no other than temporary impairments for the year ended December 31, 2002.

During the nine-month period ended September 30, 2003, the short-term investments were sold for KEUR 955 resulting in a loss of KEUR 45.

6.	Accrued liabilities and other current liabilities

Accrued liabilities and other current liabilities consisted of the following as at September 30, 2003 and December 31, 2002 (in KEUR):

	Sept. 30, 2003	Dec. 31, 2002
Payroll and payroll-related expenses	994	952
Outstanding invoices	161	354
Liabilities for annual audit	200	384
Liabilities for payroll tax & social securities	350	377
Taxes	145	259
Liabilities for rent	153	157
Other accruals	104	231
Royalties	0	93
Termination payments	45	95
Other current liabilities	117	243
Interest for convertible bond	262	0
Lease termination related liabilities	500	0

	3,031	3,052

The Company entered into negotiations to reduce rent expenses with all German lessors. The agreements in this respect have been concluded as of September 30, 2003. The lease termination related liabilities consist of the installments due for the premises in Hamburg and Munich of KEUR 500, which have to be paid as termination costs to cease the lease contracts. The Company evaluated the liability in accordance with SFAS 146. The KEUR 500 was paid in October 2003.

On July 28, 2003, the Management decided to reduce the staff by 20 employees from different departments throughout the Company. This agreement was documented in a social plan and declared to all related employees on July 31, 2003. The employees were to be dismissed until the end of October 2003, which in most cases was the ordinary notice period. The expenses for termination payments were booked in general and administrative cost and the liability was evaluated in accordance with SFAS 146 and SFAS 5. Total costs related with KEUR 64 to ongoing salaries to be paid and with KEUR 45 to severance payments.

7.	Convertible Debt

In November 2002, the Company issued convertible bonds in the amount of EUR 4.0 million. The bonds were subscribed to by a group of shareholders and members of the Company’s management, bore interest at 7.5% per annum and were convertible into shares of the Company. On October 15, 2003 the outstanding debt of EUR 4.0 million was converted into 2.1 million of common shares, which were then sold by the shareholders to Open Text Corporation (see Note 17).

8.	Debt

In July 2002, the Company entered into a contract with Vereins- und Westbank that granted the Company a credit line of EUR 0.9 million. Interest is payable at a rate of 10.0 % per year. The credit line is granted on the basis of several financial covenants that must be met by the Company. Compliance with these covenants is evaluated on a quarterly basis by the bank. As of September 30, 2003, the Company was not in compliance with these covenants related to the Company’s financial performance and the line of credit was not used.

On August 18, 2003 the Company entered into an agreement with certain shareholders and certain members of its management whereby the individuals loaned the company KEUR 500 with an interest rate of 6%. On August 27, 2003, the Company entered an agreement whereby Open Text Corporation loaned the Company KEUR 250 bearing an interest rate of 6%. The Company received these loans between July and September 30, 2003.

The amount of KEUR 1,015 includes KEUR 265 of accrued interest for the loans obtained.

	September 30, 2003	December 31, 2002
KEUR
Bank Loan	—	36
Line of credit	—	215
Loans from related parties	1,015	830

	1,015	1,081

9.	Commitments and contingencies

Facilities and certain furniture and equipment are leased under operating leases. As of September 30, 2003, future minimum annual lease payments are as follows (in KEUR):

October 1 to December 31, 2003	413
2004	1,157
2005	830
2006	337
2007	328
2008 and thereafter	166

Total	3,231

Prior to September 30, 2003, the Company entered into several agreements to terminate certain lease contracts or portions of certain lease contracts with the respective lessors. The Company recorded the lease termination liability of KEUR 500 as of September 30, 2003 and paid this in October 2003. The table above has been adjusted to reflect the reduced commitments.

10.	Goodwill and acquired intangible assets

The changes in the carrying amount of TAMS (The Americas, which consists of the legal entity Gauss Interprise Inc.) goodwill for the nine-month period ended September 30, 2003 are as follows:

KEUR
Balance as of December 31, 2002	6.116
Goodwill acquired during the period	—
Impairment loss resulting from impairment test	(2,494)

Balance as of September 30, 2003	3,622

The changes in the carrying amount of Goodwill for the year ended December 31, 2002 were as follows:

	EMEA KEUR	TAMS KEUR	Total KEUR
Balance as of January 1, 2002	6.116	6.116	12.232
Goodwill acquired during the year	0	0	0
Impairment loss resulting from transition test	(6.116)	0	(6.116)

Balances as of December 31, 2002	0	6.116	6.116

Acquired intangible assets consist of the following at September 30, 2003:

	Cost KEUR	Accumulated Amortisation KEUR	Net Book Value KEUR
Technology	6,293	(4,091)	2,202
Customer Base	4,676	(3,063)	1,613
Other	2,334	(2,188)	146

Total	13,303	(9,342)	3,961

Acquired intangible assets as of December 31, 2002 consisted of the following

	Gross Carrying Amount KEUR	Accumulated Depreciation KEUR	Book Value KEUR
Technology	6.293	(3.145)	3.148
Customer Base	4.676	(2.478)	2.198
Other	2.225	(2.169)	56

Total	13.194	7.792	5.402

See Note 2.I. – Goodwill and other intangible assets.

The Company determines and evaluates acquired intangible assets in accordance with SFAS 142.

Other acquired intangible assets are generally amortized over five years beginning from the date of acquisition for all acquired companies.

Considering the acquired customer base resulting from the acquisition of Gauss Interprise B.V., an impairment charge amounting to KEUR 367 was recorded in 2002 in accordance with SFAS 144 due to loss of customers and related revenue.

The amortization expense for the nine-month period ended September 30, 2003 was KEUR 1,531 and KEUR 2.367 for the year ended December 31, 2002. The estimated amortization expense for the next years is as follows:

KEUR
October 1 to December 31, 2003	522
2004	2,089
2005	1,167
2006	183

11.	Related Parties

Members of the Management Board and the Supervisory Board of the Company and past members of the management are to be seen as related parties pursuant to Gauss. For the nine-month period ended September 30, 2003 and the year ended December 31, 2002 there were no material business relations between the management and supervisory boards other than mentioned below.

The following business relations pursuant to the Company existed in 2003:

Related party	Description of agreement	Effect on the statement of operations in the nine-month period ended September 30, 2003 in KEUR	Balance sheet position as of September 30, 2003 in KEUR
Heino Büchner	Consultancy agreement	—	—
Hans Strack Zimmermann	Consultancy agreement	5	—
GBI Consult	Consultancy agreement	68	—
Olaf Siemens	Consultancy agreement	130	—

In 2002 only the consultancy agreement with Heino Büchner was in place. The effect on the statement of operations was KEUR 80, as of December 31, 2002 an accrual of KEUR 6 was on the balance sheet.

12.	Changes in the capital stock in 2002 and 2003

In March 2002 and in connection with conversion of debt into equity, the Company issued 2,276,000 shares of common stock for EUR 1.01 per share.

On May 13, 2002, after approval by the Supervisory Board, Gauss AG and IKB Private Equity GmbH (IKB) concluded an agreement whereby IKB purchased 11.9% of the shares of Gauss Interprise Inc., Irvine, USA. for EUR 2.8 million. Gauss AG is entitled, at any time until mid of 2004, to repurchase these shares at the purchase price set out in the contract. Due to the nature of the call option, the Company recorded the difference between the gross proceeds and the net book value of the minority interest as a capital surplus in equity. Open Text Corporation purchased the shares of Gauss Interprise Inc. held by IKB on October 16, 2003 as part of the acquisition of Gauss.

On February 5, 2003, the shareholders of the Company voted to reduce the share capital of the Company from EUR 38,270,460, which corresponds to 38,270,460 bearer shares, to EUR 7,654,092. This was accomplished through the conversion of five old shares to one new common bearer share. The new shares were traded for the first time on June 9, 2003. The reduction of share capital of KEUR 30.616 together with the additional paid in capital of KEUR 144.146 are offset against the cumulative deficit. As of September 30, 2003, the accumulated deficit would have been KEUR 185.650 without this measure as shown in the following table:

Statement of shareholders’ equity

	Common stock	Stated value	Additional Paid-in Capital	Accumulated deficit	Accumulated other comprehensive income	Sale of shares in subsidiaries	Total share-holders’ equity (net capital deficiency)	Comprehen- sive income (loss)
	Shares	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR
Balance, December 31, 2002	38,270,460	38,270	144,146	(175,470)	637	1,875	9,458	(14,706)
Net loss				(11,477)			(11,477)	(11,477)
Foreign currency translation adjustment					197		197	197
Simplified reduction of share capital	(30,616,368)	(30,616)	30,616				—	—
Use of capital reserves
Balance, September 30, 2003	7,654,092	7,654	174,762	(186,947)	834	1,875	(1,822)	(11,280)

13.	Stock option plans

Under the stock option plan 1999 (conditional capital I), a maximum of 65,318 options can be issued, under the stock option plan 2000 (conditional capital III), a maximum of 639,411 shares can be issued. The stock option plan 2000 was continued in 2002 and 2003 under the same conditions.

Under the terms of the plans, the options can only be exercised two years after the date of issue and expire after five years. The exercise price of the options is 130% (stock option plan 1999) and 120% (stock option plan 2000 and 2001) of the market price. The market price is determined to be the average closing price as quoted on the Frankfurt Stock Exchange for the ten trading days prior to the date of grant.

The fair value of each option grant was estimated using the Black-Scholes option pricing model using the following assumptions:

	Sept. 30, 2003	Dec. 31, 2002
Risk-free interest rate	2.08% – 3.43%	3.05% - 4.10%
Expected life of the option	2 – 5 years	2 years
Dividend yield	0.00%	0.00%
Volatility	106.68%	108.86%

The following table summarizes the stock option activity:

	YTD Sept 30, 2003		Fiscal year 2002
	Number of options outstanding	Weighted - average exercise price EUR	Number of options outstanding	Weighted - average exercise price EUR
Outstanding at beginning of period	391,698	33.80	243,329	49.55
Granted	93,210	1.35	177,176	2.87
Cancelled	37,166	20.48	28,667	17.35

Outstanding at end of period	447,742	28.71	391,698	33.80

The number of options outstanding was reduced with the approval of shareholders on February 3, 2003. This was accomplished through the conversion of five old options to one new option. The comparative figures for the year ended December 31, 2002 shown above are adjusted to reflect the conversion.

The following table summarizes information for the stock options outstanding at September 30, 2003:

Exercise price EUR	Number of options outstanding	Remaining contractual life years	Number exercisable September 30, 2003	Weighted - average exercise price EUR
169.15	35,265	1.56	35,265	169.15
111.65	7,620	1.75	7,620	111.65
95.55	4,800	1.25	4,800	95.55
94.20	7,507	2.00	7,507	94.20
90.45	4,000	1.84	4,000	90.45
71.50	36,989	1.05	36,989	71.50
35.80	22,499	2.25	22,499	35.80
12.10	17,874	2.50	17,874	12.10
8.65	25,186	2.75	25,186	8.65
5.85	26,504	3.25
5.70	18,191	3.18
4.15	48,278	3.50
3.10	27,013	3.00
2.40	41,865	3.75
2.00	28,430	4.25
1.85	41,000	4.00
1.65	12,000	4.50
1.19	42,721	4.75

	447.742		161,740	75.60

The weighted-average grant-date fair value of options granted in 2003 is EUR 1.02.

14.	Conditional Capital

As of September 30, 2003, the conditional capital of the Company amounted to 3,827,046 shares. Conditional capital is equivalent to shares reserved for future issuances, as follows (in EUR):

Issuance of convertible bonds (conditional capital IV)	3,122,317
Employee stock options (conditional capital I and III)	704,729

3,827,046

15.	Authorized capital

The Management is authorized, at any time before May 2008, to increase the share capital of the Company with the approval of the Board of Directors through one or more transactions up to a maximum of EUR 3,827,046 by issuing up to 3,827,046 new bearer shares against contributions in cash or in kind.

The Management decides, with the approval of the Board of Directors, on the further details of the shareholders’ rights and the issue conditions of the shares. The Management is further authorized to exclude the shareholders’ subscription rights with the approval of the Board of Directors. The exclusion is especially permitted if the capital increase is implemented by contributions in cash, if it does not exceed ten percent of the share capital and if the issue price does not considerably fall below the price on the stock market.

16.	Income taxes

The Company accounts for income taxes using the asset and liability approach under which deferred income taxes are provided for based upon enacted tax laws and rates applicable to the periods in which taxes become payable.

For the periods ended September 30, 2003 and December 31, 2002, respectively, the statutory income tax rate for income retained was at 40.4%, consisting of corporate income tax (Körperschaftsteuer) of 25%; municipal trade tax (Gewerbesteuer) at 19%; and a corporate tax surcharge (Solidaritätszuschlag) of 5.5%.

The components of the provision for income taxes for 2003 and 2002 consisted of the following:

(amounts in KEUR)	2003	2002
Current:
Domestic	0	0
Foreign	(27)	19

Total current	(27)	19
Deferred:
Domestic	43,796	3,680
Foreign	40	(66)
Valuation allowance	(43,836)	(3,614)

Total deferred	0	0

Total income tax benefit (expense)	(27)	19

The income tax benefit (expense) differs from the amounts that would result by applying the applicable German statutory rates to the loss before taxes, as follows (in KEUR):

	2003	2002
(Benefit) at German statutory rate	(4,637)	(5,960)
Valuation allowance	43,836	3,614
Nondeductible expenses (e.g. depreciation of goodwill)	1,801	2,859
Effect of foreign tax rates	(87)	(23)
Benefit of prior year deduction not previously recognized	(40,518)	0
Use of tax-loss carry forwards	(188)	(493)
Other	(234)	22

Income tax benefit (expense)	(27)	19

Significant components of deferred tax assets and liabilities are summarized below (in KEUR):

	2003	2002
Deferred tax assets:
• Net operating loss carry-forwards (domestic)	66,393	22,597
• Net operating loss carry-forwards (foreign)	5,177	5,042
• Deferred revenues	1,606	1,701
• Other	0	16

	73,176	29,356
Valuation allowance	(73,176)	(29,340)

Deferred tax assets, net	0	16

A valuation allowance has been recorded for the remaining deferred tax asset as of September 30, 2003 and December 31, 2002, respectively, as a result of uncertainties regarding the realization of the asset.

Gauss AG incurred considerable losses in 2000 due to an impairment on financial assets in its statutory accounts. Since the treatment of these impairment losses as deductible expenses was questioned by tax authorities in the past, the Company did not include the corresponding deferred tax asset as a net operating loss carry-forward in its financial statements. In the non-binding tax assessment for the fiscal year 2001, issued in 2003 (under the reservation of verification by a tax field audit), the tax loss carry-forwards was recognised in total. For the period ended September 30, 2003 , the Company had net operating loss carry-forwards for tax reporting purposes in various tax jurisdictions as follows (in KEUR):

Germany	164,339
Foreign	9,978

174,317

The German net operating loss carry-forward for tax purposes relates to corporate income tax and municipal trade tax and can be carried forward indefinitely. The foreign net operating loss carry-forward for tax purposes mainly relates to the U.S. entities. The U.S. net operating loss-carry-forward expires in 2021.

German tax law contains provisions which may limit the net operating loss and tax credit carry-forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

17.	Segment reporting

The Company has adopted SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.”

The Company operates its software product business division, which is the only segment the Company has, through two international sales units – EMEA (Europe, Middle East and Africa) and TAMS (The Americas). They are supported by the central divisions Strategy & Communication, Information & Communication, and General Administration as well as by the Research & Development and Technical Support/ Professional Services departments. The software product division is involved in the development and sale of the Company’s software products. The Company’s products are developed at the locations in Hamburg, Germany, and Irvine, California, and are sold in Europe and the US via the Company’s own distribution organization as well as through sales partners.

Revenues from unaffiliated customers

(in KEUR)

	Jan 01 to Sep 30, 2003	Jan 01 to Dec 31, 2002
Germany
Licences	749	2,915
Services	3,013	3,846
Others	192	502

Total Germany	3,954	7,263

Rest of Europe
Licences	536	1,590
Services	1,181	2,114
Others	170	311

Total rest of Europe	1,887	4,015

USA
Licences	2,782	5,828
Services	5,313	11,028
Others	530	1,157

Total USA	8,625	18,013

Asia Pacific
Licences	—	69
Services	—	53

Total Asia Pacific	—	122

Total revenues	14,466	29,413

18.	Tender Offer and subsequent events

On August 27, 2003, major shareholders of Gauss Interprise AG, owning approximately 65.8% of the share capital of the Company, reached an agreement with 2016090 Ontario Inc., a wholly owned subsidiary of Open Text Corporation, for the sale of their shares. A public take-over offer by 2016090 Ontario Inc. to the shareholders of Gauss Interprise AG for the purchase of their shares of the Company was approved on September 19, 2003 by the Federal Financial Services Supervisory Body. On August 27, 2003, the Company reached agreement with the holders of the convertible bonds issued November 2002 whereby the bond holders converted all the outstanding debt valued at EUR 4,000,000 into 2.1 million common shares effective as of October 15, 2003. After the transfer of shares under these and other agreements, shares tendered in the public Tender Offer and purchases of shares in the public market, 2016090 Ontario Inc. held more than 75% of the total outstanding share capital of Gauss Interprise AG.

Open Text acquired the shares of Gauss Interprise Inc. held by IKB Private Equity GmbH as part of the purchase of Gauss Interprise AG.

In October and November 2003 Open Text Corporation provided Gauss Interprise AG with additional shareholder loans to the amount of TEUR 2,500. These loans bear an interest rate of 6% and are convertible to common shares under certain conditions at the rate of one share for each Euro of debt and unpaid interest.

Since September 30, 2003 EUR 390 of termination payments was paid to certain employees.